Exhibit 99.1

Orbital Infrastructure Group Inc. Intends to Enter into Purchase Agreements for the Sale of Front Line Power Construction and Gibson Technical Services and Files for Chapter 11 Protection

Receives Commitment from Existing Secured Lenders for $15.0 Million in Debtor-in-Possession Financing

HOUSTON, TX – Orbital Infrastructure Group Inc. (NASDAQ: OIG) (the “Company”), announced today that it and certain of its subsidiaries (Orbital Solar Services, L.L.C., Orbital Power, Inc., Orbital Gas Systems, North America, and Eclipse Foundation Group, Inc.) have filed voluntary Chapter 11 petitions in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The filing specifically excludes Front Line Power Construction (“FLP”) and Gibson Technical Services (“GTS”), which are being sold separately as described below.

The Sale Transactions

The Company and the FLP secured lenders (the “FLP Lenders”) intend to enter into a purchase agreement pursuant to which the FLP Lenders will designate an entity to acquire the equity interests in FLP. The Company and the GTS secured lender (the “GTS Lender”) intend to enter into a purchase agreement pursuant to which the GTS Lender will designate an entity to acquire the equity interests in GTS.

Jim O’Neil, Vice-Chairman and CEO of the Company, stated: “Having carefully reviewed all available options, our comprehensive strategic alternatives process has concluded. The Chapter 11 filing is not the outcome we would have wanted for our stockholders or the stakeholders, but this difficult decision was necessary to sell the primary and profitable parts of the Company as going concerns.”

The transactions with the FLP Lenders and the GTS Lender are part of a sale process under Section 363 of the Bankruptcy Code in which the Lenders are the “stalking horse” bidders. The purchase agreements between the Company and the FLP Lenders, and between the Company the GTS Lender, contain the terms against which competing offers will be solicited and evaluated during a Chapter 11 auction process. The Company is seeking Bankruptcy Court approval of bidding procedures allowing for the submission of highest and best purchase offers. Any sale will be subject to Bankruptcy Court approval. The Company will manage the bidding process and evaluate any bids received, in consultation with its advisors and otherwise in accordance with the bidding procedures and oversight by the Bankruptcy Court.

Under the purchase agreements, successful purchasers will not acquire the Company’s other subsidiaries (Orbital Infrastructure Group, Inc., Orbital Solar Services, L.L.C., Orbital Power, Inc., Orbital Gas Systems, North America, Eclipse Foundation Group, Inc.).

DIP Financing

To provide necessary funding during the Chapter 11 proceeding, the Company has received commitments for two debtor-in-possession ("DIP") financing credit agreements with the FLP Lenders and the GTS Lender. Upon approval by the Bankruptcy Court, the DIP financing agreements are expected to provide the Company with the necessary liquidity to permit the Company to operate in the ordinary course of business throughout the Chapter 11 proceedings and close the sale transactions. The DIP financing will provide $15.0 million of incremental liquidity following the petition filing.

About Orbital

Orbital Infrastructure Group, Inc. [NASDAQ: OIG] is a diversified infrastructure services platform, providing engineering, design, construction, and maintenance services to customers in three operating segments; electric power, telecommunications, and renewables.

For more information please visit: http://www.orbitalenergygroup.com

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use forward-looking words, such as “may,” “will,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words that convey the uncertainty of future events or outcomes. These forward- looking statements are not guarantees of the Company’s future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict and may be outside of the Company’s control. Therefore, the Company’s actual outcomes and results may differ materially from those expressed in or contemplated by the forward-looking statements. Factors and uncertainties that may cause the Company’s actual outcomes and results to differ from those expressed in or contemplated by forward-looking statements include, but are not limited to: risks attendant to the Chapter 11 bankruptcy process, including the Company’s ability to obtain court approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 process, including with respect to the sale of FLP and GTS and the DIP credit agreements; the Company’s plans to sell certain assets pursuant to Chapter 11 of the U.S. Bankruptcy Code, the outcome and timing of such sale, and the Company’s ability to satisfy closing and other conditions to such sale; the effects of Chapter 11, including increased legal and other professional costs necessary to execute the Company’s wind down, on the Company’s liquidity and results of operations (including the availability of operating capital during the pendency of Chapter 11); the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of Chapter 11; the Company’s ability to continue funding operations through the Chapter 11 bankruptcy process, and the possibility that it may be unable to obtain any additional funding as needed; the Company’s ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the Company’s ability to comply with the restrictions imposed by the terms and conditions of the DIP credit agreements and other financing arrangements; objections to the Company’s wind down process, the DIP credit agreements, or other pleadings filed that could protract Chapter 11; the effects of Chapter 11 on the interests of various constituents and financial stakeholders; the effect of the Chapter 11 filings and any potential asset sale on the Company’s relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the Chapter 11 process or the potential asset sale and risks associated with third-party motions in Chapter 11; the timing or amount of any distributions, if any, to the Company’s stakeholders; expectations regarding future performance of assets expected to be sold in the bankruptcy process; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the impact and timing of any cost-savings measures and related local law requirements in various jurisdictions; the impact of litigation and regulatory proceedings; expectations regarding financial performance, strategic and operational plans, and other related matters; and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section of the Annual Report on Form 10-K for its 2022 fiscal year. Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.